EXHIBIT 10.4

300 Continental Drive
Newark, DE 19713

Bonnie Rumbold
Chief Human Resources Officer

September 13, 2018

Donna Vieira

Dear Donna:
On behalf of Sallie Mae (the “Company”), I am pleased to offer you employment in the position of Chief Marketing Officer. You will report to Raymond Quinlan, Chief Executive Officer. Your first day of employment will be on January 14, 2019, contingent upon any notice period required by your current or any prior employer.

Your annualized base salary of $450,000 will be paid bi-weekly. You will also be eligible for our employee benefits package. Your benefits coverage will take effect on the first calendar day of the month following your start date.
Starting in 2019, your annual bonus target will be 125% of your base salary, subject to the terms and conditions of the Company's Executive Management Incentive Plan (MIP). Bonus amounts for the 2019 performance period are paid in the first quarter of 2020; you must be employed with Sallie Mae on the date of payment to be eligible. We will share more information about the terms and conditions of this bonus plan after your start date.
You will also receive a one-time cash sign-on bonus of $550,000, less applicable taxes, to be paid on the pay date following 30 days of active employment. If you voluntarily terminate your employment or if your employment is involuntarily terminated by the Company prior to the satisfactory completion of one year of service, you agree to be liable to re-pay the Company for the entire $550,000 sign-on bonus granted. If your employment is voluntarily or involuntarily terminated after one year of service but less than two years of service, you will be liable to re-pay the Company for $275,000, which is 50% of the amount paid as a sign-on bonus. By signing your acceptance of the terms of this offer, you agree to repay all monies owed to the Company within 30 days of the effective date of your voluntary or involuntarily termination.
You will also receive a $450,000 sign-on equity award to be issued in the form of restricted stock units (RSUs), subject to vesting restrictions. This award will be granted following your start date. The terms and conditions of this award will be provided to you when issued.
As part of the annual management review process you will be eligible to receive an equity grant in early 2020 based on the full year target level award for your position, which is currently $450,000. This target level, the award amount, and the grant date are subject to change and must be approved by the Nominations, Governance and Compensation Committee of the Board of Directors. Agreements detailing your award and its vesting terms will be provided at the time of grant.
You will be eligible to participate in the benefit programs provided to Officers of the Company at the Executive Officer level including the SLM Relocation Services policy at the Executive Level, or its successor policy. and the SLM Corporation Severance Plan for Senior Officers and the Change in Control Severance Plan for Senior Officers

or their respective successor plans. Other benefits include the Executive Physical Program and the Supplemental 40l(k) Savings Plan, in addition to our regular package of employee benefits.
You represent that you have not taken, and agree that you will not take in connection with your employment with the Company, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others, including to your current and any prior employer. If you are not able to make this representation or your representation is false, then the Company reserves the right to terminate your employment for Cause, with the consequences resulting therefrom under any compensation or benefit plan. You acknowledge that in the event of a conflict with any other agreement (whether written or oral) or understanding that you have with the Company, the terms of this letter agreement control and that this letter agreement supersedes any prior discussions regarding your employment with the Company.
This offer is contingent on the Company’s standard employment practices, which means that your acceptance of this offer serves as an agreement to participate in Company-required background checks, which include drug screening and fingerprinting, as well as the ability to perform your proposed job duties at the Company without violating the terms of a non-compete or other restrictive covenant with any current or former employer. The Company retains the right to rescind this offer of employment depending on the outcome of these steps, or failure to complete any steps throughout the pre-employment process. As you may know, employment at the Company is at-will and nothing in this offer changes this status.

The Company will withhold all taxes and charges that it is required by law to withhold.
Next steps in the pre-employment process:

1) Complete, sign and return the attached Authorization to Obtain Employment Background Report to authorize Sterling Talent Solutions to initiate an executive background check. You will also be provided with an Officer Candidate Questionnaire to assist us in assessing. among other things, conflicts of interest and related-party transactions, and for SEC reporting purposes. Please complete, sign and return the Authorization Form and the Officer Candidate Questionnaire to me as soon as possible, as this process can take several weeks to complete.

2) Initiate the fingerprinting process by opening the email that you receive from First Advantage, a Sallie Mae vendor, and complete all necessary steps described within three days upon receipt. Once you have completed this step, you will receive another email from First Advantage with next steps to complete your FBI fingerprinting.

3) Initiate the drug testing process by opening the email that you receive from Sterling, a Sallie Mae vendor, and complete the steps as described. You must complete the drug test within three days of receiving this email. Log onto https://e i9.adp.com/ei9/public/index. html? clientId =SMK1#/home and complete Section 1of the Form I-9, located under the eI-9 Compliance link.

You should receive the email notifications from the above-mentioned vendors within 24-48 hours of accepting this offer letter and completing the background authorization form. Please contact our HR Operations team, 855-SLMA-007 option 4, if you do not receive them or have any questions throughout your pre-employment process. Failure to complete the drug screen and fingerprinting steps in the allotted time may result in the rescission of your offer.

Expectations on your first day of employment:

Your first day will consist of New Hire Orientation designed to welcome you to the Company and provide you with a comprehensive introduction to Sallie Mae. At that time you will have the opportunity to electronically review and sign the Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation, which is a requirement for employment. On your first day with Sallie Mae, please bring with you the necessary documents that you choose to provide as proof of your employment eligibility. Your document choices are outlined in the Form I-9.

Please indicate your acceptance of our offer as set forth in this letter by signing and returning this letter to my attention by Thursday, September 20, 2018, at the address provided on this letter. I encourage you to keep a copy of this letter for your records.

Donna, we are delighted to have you join Sallie Mae and look forward to working with you. Please call me at 302-584-2511 with any questions you may have or if I can be of further assistance in your upcoming transition.

Sincerely,

/s/ Bonnie Rumbold

Bonnie Rumbold

Agreed and Signed by:

/s/ Donna Vieira
________________________ Date: September 17, 2018
Donna Vieira
Agreed and Signed by Sallie Mae Bank:

/s/ Ray Quinlan
________________________ Date: September 18, 2018
Ray Quinlan
Chief Executive Officer